Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-129342 on Form N-1A of our reports dated December 19, 2024 relating to the financial statements and financial highlights of BBH Select Series – Large Cap Fund, BBH Select Series – Mid Cap Fund, BBH Partner Fund – International Equity, BBH Limited Duration Fund, BBH Income Fund, BBH Intermediate Municipal Bond Fund, and BBH U.S. Government Money Market Fund, each a series of BBH Trust, appearing in the Annual Report on Form N-CSR of BBH Trust for the year ended October 31, 2024. We also consent to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

Boston, Massachusetts
February 28, 2025